EXHIBIT 4(e)

                   AMENDMENT NO. 1 TO THE SEPTEMBER 19, 1997
                SECURITY AGREEMENT BETWEEN NATIONAL TRANSACTION
                 NETWORK, INC. AND INTERNATIONAL VERIFACT INC.

This Amendment No. 1 (the "Amendment") to the parties' September 19, 1997 Security Agreement (the "Security Agreement") is made and entered into between International Verifact Inc. and National Transaction Network, Inc., as of the 31st day of October, 1997.

WHEREAS, the parties desire to amend the Security Agreement entered into by and between the parties in connection with the parties' Convertible Subordinated Note Purchase Agreement dated August 18, 1997, on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree that the Security Agreement is amended as follows:

         1. In the parenthetical immediately following Section F on page 2 of the Security Agreement the reference to "One Million Dollars ($1,000,000)" shall be amended by replacing it with "Two Million Dollars ($2,000,000)".

This Amendment shall amend, modify and supersede, to the extent of any inconsistency, the provisions of the Security Agreement. All provisions of the Security Agreement not so modified shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly authorized their representatives to make and sign this First Amendment.



NATIONAL TRANSACTION NETWORK, INC.          INTERNATIONAL VERIFACT INC.


BY:   /s/ Milton A. Alpern                  BY:     /s/ Peter H. Henry
   ------------------------------              ---------------------------------
NAME:     Milton A. Alpern                  NAME:    Peter H. Henry
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TITLE:    Vice President, Finance           TITLE:   Vice President, Finance
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